  Exhibit 99.1

TPT Global Tech [OTCQB: TPTW] Announces Today That Sheeraz Hasan Accepts the Position of Global Marketing and Media Director

SAN DIEGO, CA / ACCESSWIRE / December 14, 2020 / TPT Global Tech, Inc. ("TPTW, the Company or TPT Global Tech") (OTCQB:TPTW) announced today that Sheeraz Hasan has accepted the position of Director of Global Marketing and Media for the San Diego Technology Company. Sheeraz will focus his Global Marketing and Media strategies to launch the company's four corporate sectors Telecom, Media, Medical and SaaS over the next 12 months. His initial focus will be on the company's fund raising activities and the companies End to End Covid 19 testing, monitoring, "Check and Verify" and Vaccination Technology solutions "Quiklab", "SaniQuik" and "QuikPass" initiative to get students back in schools, fans back in stadiums, concert venues and help get people back to work. The company has developed its "QuikPass" Check and Verify and Vaccination monitoring platform for Schools, Airlines, Hospitals, Sports Venues, Restaurants, Hotels and Nightclubs to check and verify if an individual has been tested for Covid 19 or given the Vaccination and that individual is virus free to gain access to a particular venue with the idea that everyone in that venue would be Covid Free. The "QuikPass" platform also works with third party testing labs or organizations to participate on the "QuikPass" Network.

Sheeraz Hasan has began creating media miracles for some of the biggest brands and most famous stars in the world for the past 20 years. The largest meet and greet of all time with Logan Paul, 250,000 people showing up at the Dubai Mall to see Kim Kardashian, disrupting a $93 billion dollar industry with Paris Hilton, or even securing $2 million for Jennifer Lopez to perform for 20 minutes. These are just a few of the campaigns that have made Sheeraz Hasan the one of the biggest fame dealers in the world. He has worked Zendaya, Priyanka Chopra, Justin Bieber, Ricky Martin, Selena Gomez and many of the biggest influencers in the world as well as Procter & Gamble, AB InBev, Johnson & Johnson, Pantene and Gillette. Sheeraz's expert disruption and bold strategies have created over $3 billion in earned media.

In 2005 Sheeraz launched a celebrity and entertainment news website, HOLLYWOOD.TV. Within a year, HOLLYWOOD.TV became a top rated celebrity news outlet and its content has been seen by over two billion viewers worldwide. HOLLYWOOD.TV supplies daily content to CBS, CNN, FOX, ABC, NBC, ET, The Insider, SKY, BBC, RTL, AP, REUTERS, TV GUIDE, E!, Today Show, The Early Show, Good Morning America, YouTube, Facebook and Perez Hilton.

Now after nearly two decades of dominating news cycles, making small time brands massive players in their industry and becoming known as the one of the greatest star creator in Los Angeles Sheeraz has launched the "FAME by Sheeraz Masterclass" focused on showing you the truth on how Hollywood really works and implementing bold strategies that produce guaranteed results.

"In life I never focus on the problem, I focus on the solution. I am so excited to work with TPT. With the economy being shut down, TPT aims to become the solution to reopen the economy, Sporting events, Hollywood and get our kids back to school and their parents back to work" said Sheeraz.

"We are excited to have Sheeraz as the Director of Global Marketing and Media . His years of Media experience and extensive contacts will help us achieve our goals in product expansion both domestically and internationally" said Stephen Thomas, CEO.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.